UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2006

Luna Innovations Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-52008	54-1560050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1703 South Jefferson Street, SW

Roanoke, Virginia 24016

(Address of principal executive offices, including zip code)

540-769-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 12, 2006, Luna Innovations Incorporated (“Luna”) entered into an Asset Transfer and License Agreement (the “Agreement”) with Coherent, Inc. (“Coherent”). Under the Agreement, Luna acquired certain manufacturing equipment and inventory (the “Transferred Assets”) previously used by Coherent to manufacture the “Iolon” brand of swept tunable lasers (the “Lasers”) and provided training to enable Luna to make such Lasers. In addition, Coherent granted to Luna non-exclusive licenses to the patents, patent applications and other intellectual property rights owned or controlled by Coherent for making, having made, using, importing, selling and offering for sale the Lasers (the “Licenses”).

As consideration for the Transferred Assets and the Licenses, Luna agreed to pay Coherent a total of $1.3 million over a period of two (2) years and royalty payments for a period of ten (10) years following the date of the Agreement on products sold by Luna that incorporate the Lasers or that are manufactured using the intellectual property covered by the Licenses. Luna also agreed to sell Coherent a limited number of Lasers each year for a period of ten (10) years following the date of the Agreement, subject to certain terms and conditions. Each party to the Agreement shall bear its own costs.

A press release relating to the Agreement is furnished as Exhibit 99.1 attached hereto.

Item 9.01(d). Exhibits

Exhibit No.	Description
99.1	Press Release dated December 18, 2006 by Luna Innovations Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luna Innovations Incorporated

By:	/s/ Aaron S. Hullman
Aaron S. Hullman Vice President and General Counsel

Date: December 18, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated December 18, 2006 by Luna Innovations Incorporated.